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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


                             AS AMENDED AND RESTATED


     WHEREAS, Ameritrade Holding Corporation (the "Company") and Joseph H. Moglia (the "Executive") entered into an employment agreement dated as of March 1, 2001 (the "Prior Agreement"); and

     WHEREAS, the parties have agreed to amend, restate and continue the Prior Agreement in the form hereof (the "Agreement"), all effective as of March 1, 2001 (the "Effective Date");

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Executive as follows:

     1. Employment Period. Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Chief Executive Officer during the Employment Period (as defined below), and the Executive hereby agrees to remain in the employ of the Company during the Employment Period and to provide services during the Employment Period in accordance with this Agreement. The "Employment Period" shall be the period beginning on the Effective Date and ending on the second anniversary thereof (the "Initial Term"). After the second anniversary of the Effective Date, the Employment Period shall be automatically extended for one additional 24-consecutive-month period (the "Subsequent Term"), unless one party to this Agreement provides written notice of non-renewal to the other at least 90 days before the last day of the Initial Term.

     2. Duties. The Executive agrees that, during the Employment Period, while he is employed by the Company, he will devote his full business time, energies and talents to serving as the Chief Executive Officer of the Company, subject to the reasonable direction of the Chairman of the Board of Directors of the Company (the "Chairman") or J. Joe Ricketts ("Ricketts") (who, as of the Effective Date, is the Chairman). The Executive shall have such duties and responsibilities consistent with his position as Chief Executive Officer as may be reasonably assigned to him from time to time by the Chairman or Ricketts. The Executive shall perform all such duties assigned to him faithfully and efficiently, subject to the reasonable direction of the Chairman or Ricketts, and shall have such authorities and powers as are inherent to the undertakings applicable to his position and necessary to carry out the responsibilities and duties required of him hereunder; provided, however, that the Executive shall not be required to perform any duties while he is disabled (within the meaning of paragraph 4(e)), while he is otherwise ill or injured or during non-business time. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, the Executive may, subject to the prior approval of the Chairman or Ricketts, devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar type activities, to the extent that such other activities do not, in the reasonable judgment of the Chairman or Ricketts, inhibit or prohibit the performance of the Executive's duties under this Agreement, or compete or conflict with the business of the Company or any of its subsidiaries.

     3. Compensation, Benefits, Signing Bonus, Insurance, Etc. Subject to the terms and conditions of this Agreement, during the Employment Period while the Executive is employed by the




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Company, the Company shall compensate him for his services as set forth in
Exhibits A and B hereto, which are incorporated herein and form a part of this Agreement.

     4. Rights and Payments Upon Termination. The Executive's employment with the Company may be terminated during the Employment Period by the Company or the Executive for any reason (subject to any advance notice provisions described in this Section 4), without breach of this Agreement. The Executive's right to benefits and payments, if any, for periods after the date on which his employment with the Company terminates for any reason (his "Termination Date") shall be determined in accordance with the following provisions of this Section 4:

     (a) Termination By Company for Cause; Termination by Executive for Voluntary Resignation. If the Executive's Termination Date occurs during the Employment Period and is a result of the Company's termination of the Executive's employment on account of Cause (as defined below) or a result of the Executive's termination of employment due to voluntary resignation (which must be effected pursuant to a 90 day advance written notice to the Company), then the Executive shall be entitled to the following payments and benefits:

          (i)   his earned but unpaid salary or wages (as described in Exhibit
                A) for the period ending on his Termination Date;

          (ii) his accrued but unpaid vacation pay for the period ending with his Termination Date;

          (iii) his earned but unpaid Bonus (as described in Exhibit A), pro-rata (on a daily basis) for the period ending on his Termination Date);

          (iv) the pro-rata Stock Options (as defined in Exhibit A) and Account under the Deferred Compensation Plan (as defined in Exhibit B) shall be vested and earned (on a daily basis) through his Termination Date; and

          (v)   the Noncompetition Payments (as defined in paragraph 4(e)).

          For purposes of this Agreement, the term "Cause" shall mean (A) the willful and continuous failure by the Executive to substantially perform his duties under this Agreement, other than because he is ill, injured or disabled, which failure continues for 30 days following receipt of notice from the Company specifying such failure, (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, or (C) egregious willful misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Chairman, the Executive's credibility and reputation no longer conform to the standard of the Company's executives. For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Except for the Noncompetition Payments, payments to be made to the Executive pursuant to this paragraph 4(a) shall be made in a lump sum as soon as practicable after the Executive's Termination Date.



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     (b)  Termination by the Company Without Cause; Termination for Constructive
          Dismissal. If the Executive's Termination Date occurs during the Employment Period and is a result of the termination of the Executive's employment by the Company without Cause (which shall be effected pursuant to a 90 day advance written notice to the Executive), and is not on account of any other reason described in this Section 4, then the Executive shall be entitled to the following payments and benefits:

          (i) his earned but unpaid salary or wages for the period ending on his Termination Date;

          (ii) his accrued but unpaid vacation pay for the period ending with his Termination Date;

          (iii) his earned but unpaid Bonus (pro-rata (on a daily basis) for the period ending on his Termination Date);

          (iv) 100 percent granting and vesting of his Stock Options and Account under the Deferred Compensation Plan (as defined in Exhibit B), such granting and vesting to occur as of his Termination Date, to the extent not previously granted and vested; and

          (v)   the Noncompetition Payments.

          Except for the Noncompetition Payments, payments to be made to the Executive pursuant to this paragraph 4(b) shall be made in a lump sum as soon as practicable after the Executive's Termination Date. Notwithstanding the foregoing, the Company may, at any time, relieve the Executive of all (but not part) of his duties for a specified period of time and such action on the part of the Company shall not be considered a termination of the Executive's employment hereunder. During any period that the Executive has been relieved of his duties pursuant to the foregoing sentence, all provisions of this Agreement, other than the provisions of Section 2 which require the Executive to actively perform services for the Company, shall continue to remain in full force and effect. The Company's notice of non-renewal of the Employment Period at the end of the Initial Term pursuant to Section 1 shall be considered termination by the Company pursuant to this paragraph 4(b). Termination by the Company without Cause shall include a termination by the Executive on account of a Constructive Dismissal as defined in paragraph 4(e), provided such termination occurs within 90 days after the event giving rise to termination for Constructive Dismissal.

     (c) Change in Control. If a Change in Control (as defined in paragraph 4(e)) occurs, the Executive's employment shall automatically terminate (unless specifically agreed in writing otherwise between the Company and the Executive) and the Executive shall be entitled to (i) the payments and benefits to which he would otherwise be entitled under this Agreement had he continued in employment with the Company until the fourth anniversary of the Effective Date, and (ii) the Noncompetition Payments.

     (d) Termination for Other Reasons. If the Executive's Termination Date occurs for any reason other that those specified in the foregoing provisions of this Section 4, including on




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          account of the Executive's death or because the Executive is disabled, he shall be entitled to the compensation and benefits to the same extent as if his employment terminated for Cause; provided, however, that if the Executive's Termination Date occurs on account of death or disability, Executive shall be entitled to his salary and Bonus, as described in Exhibit A, to which he would have been entitled had his employment continued through the last day of the current Employment Period.

     (e)  For purposes of this Agreement:

          (i) the "Noncompetition Payments" shall mean continuing payments of the Executive's salary and Bonus and the provisions by the Company to the Executive of health and disability insurance coverage (at the Company's cost) for the Noncompetition Period (as defined in Section 7);

          (ii)  the term "Change in Control" shall mean:

                (A) the completion of a plan of complete liquidation of the
                    Company which has been approved by the Company's shareholders;

                (B) the sale or disposition by the Company of all or
                    substantially all of the assets of the Company (or any transaction having a similar effect);

                (C) the consummation of a merger or consolidation of the Company with any other corporation other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction); or

                (D) any event which would be generally considered a change of control in the securities industry in the United States.

          (iii) the term "disabled" shall mean the inability of the Executive to continue to perform his duties under this Agreement on a full-time basis as a result of mental or physical illness, sickness or injury for a period of 180 consecutive days; and

          (iv)  the term "Constructive Dismissal" shall mean:

                (A) a material violation by the Company of the terms of this
                    Agreement, provided that the Company receives written notice specifying such violation from the Executive and such violation is not cured within thirty (30) days of receipt of such written notice;

                (B) a failure to pay any portion of the Executive's compensation that is properly payable to the Executive within 5 days after such compensation is due and payable; provided, that such failure shall not constitute grounds for a



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                    Constructive Dismissal unless the Executive has given
                    written notice to the Company stating that such failure constitutes grounds for a Constructive Dismissal hereunder, and the Company fails to make such payment within 5 days thereafter; or

                (C) a material reduction or change in the Executive's
                    responsibilities, authority or duties; provided, that such material reduction or change shall not constitute grounds for a Constructive Dismissal unless the Executive has given written notice to the Company stating that such material reduction or change constitutes grounds for a Constructive Dismissal hereunder, and such material reduction or change is not ameliorated within ten (10) days thereafter.

Notwithstanding any other provision of this Agreement, in the event the Executive's Termination Date occurs under paragraph 4(c) (relating to termination in connection with a Change in Control), the Executive shall be bound by the provisions of Section 7 hereof through the fourth anniversary of the Effective Date and the Executive shall not be entitled to any Noncompetition Payments for the period beginning on his Termination Date and ending on the fourth anniversary of the Effective Date. If the Company desires to have a Noncompetition Period (as defined in Section 7) which extends beyond the fourth anniversary of the Effective Date, the Executive shall be entitled to Noncompetition Payments for any portion of the Noncompetition Period which extends beyond the fourth anniversary of the Effective Date. Notwithstanding any other provision of this Agreement, the Executive shall automatically cease to be an officer and/or director of the Company and its affiliates as of his Termination Date. Except as may be otherwise expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company following his Termination Date for purposes of any employee benefit plan or arrangement in which he may participate at such time.

     5. Mitigation and Set-Off. Upon the occurrence of the Executive's Termination Date, the Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Company or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

     6.   Confidential Information.  The Executive agrees that:

     (a) Except as may be required by law, or except to the extent required to perform the Executive's duties and responsibilities hereunder, or except to the extent used to enforce the Executive's rights and remedies hereunder, or except to the extent that the Executive has express authorization from the Company, he shall keep secret and confidential indefinitely all non-public confidential information (including, without limitation, information regarding costs of new accounts, activity rates of different market niche customers and advertising results) concerning the Company and its affiliates which was acquired by or disclosed to the Executive during the course of his employment with the Company and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.



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     (b)  Upon his Termination Date or at the Company's earlier request, he will promptly return to the Company any and all records, documents, physical property, information, computer disks or other materials relating to the business of the Company and its affiliates obtained by him during his course of employment with the Company.

     (c) The Executive shall use his reasonable efforts to keep the Company informed of, and shall execute such reasonable assignments prepared by the Company or its designee as may be necessary to transfer to the Company or its affiliates the benefits of, any inventions, discoveries, improvements, trade secrets, developments, processes, and procedures made by the Executive, in whole or in part, or conceived by the Executive either alone or with others, which result from any work which the Executive may do for or at the request of the Company, whether or not conceived by the Executive while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after the Executive's termination of employment. All such assignments shall be without recourse, representation or indemnity. The Executive shall reasonably assist the Company or other person nominated by it (all at the Company's expense), to obtain patents, trademarks and service marks concerning such inventions and discoveries made by the Executive, and the Executive agrees to execute all reasonable documents prepared by the Company or its designee and to take all other reasonable actions (all at the Company's expense), which are necessary or appropriate to secure to the Company and its affiliates the benefits thereof. Such patents, trademarks and service marks shall become the property of the Company and its affiliates. The Executive shall deliver to the Company all sketches, drawings, models, figures, plans, outlines, descriptions or other information of which he has possession or control with respect thereto.

     (d) To the extent that any court or agency seeks to have the Executive disclose confidential information, he shall use his reasonable efforts to promptly inform the Company, and he shall take such reasonable steps (all at the Company's expense), to prevent disclosure of confidential information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company's attorneys, the Executive shall take reasonable steps (at the expense of the Company) to maintain the confidentiality of such information and to preserve such privilege.

     (e) Nothing in the foregoing provisions of this Section 6 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of its affiliates, knowledge which was acquired by him during the course of his employment with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

     7. Noncompetition. While he is employed by the Company and for the Noncompetition Period (as defined below), the Executive shall not, without the express written consent of the Chairman or J. Joe Ricketts:

     (a) be employed by, serve as a consultant to, or otherwise assist or, directly or indirectly, provide services to a Competitor (defined below) if the services that the Executive is to




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          provide to the Competitor are the same as, or substantially similar to, any of the material services that the Executive provided to the Company or any of its affiliates, and such services are to be provided with respect to any location in which the Company or any of its affiliates had material operations during the 12-month period prior to the Termination Date, or with respect to any location in which the Company or any of its affiliates had devoted material resources to establishing operations during the 12-month period prior to the Termination Date. For purposes of this paragraph (a), services provided by others shall be deemed to have been provided by the Executive if the Executive had material and direct supervisory responsibilities with respect to the provision of such services;

     (b) solicit or attempt to solicit any customer or supplier of the Company or any of its affiliates for the purpose of causing such party to cease doing business with the Company or any of its affiliates; provided that the restriction in this paragraph (b) shall not apply to any activity on behalf of a business that is not a Competitor;

     (c) knowingly solicit, entice, persuade or induce any individual employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its affiliates and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity; or

     (d) directly or indirectly own an equity interest in any Competitor (other than ownership of 4% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ system).

The term "Competitor" means any enterprise (including a person, firm or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which the Company or any of its affiliates was engaged during the Executive's employment with the Company; provided, however, that for periods after the Termination Date, a Competitor shall include only those entities that were engaged in competitive activities during the 12-month period prior to the Termination Date. For purposes of this Agreement, the "Noncompetition Period" shall be the period commencing on the Termination Date and ending on the date specified by the Company at the Termination Date, which date the Executive hereby agrees to in consideration of the Noncompetition Payments for the Noncompetition Period; provided, however, that in the event the Executive's employment is terminated in accordance with paragraph 4(c) (relating to termination in connection with a Change in Control), the Noncompetition Period shall not commence until the fourth anniversary of the Effective Date. Nothing in this Section 7 or Section 6 shall be construed as limiting the Executive's duty of loyalty to the Company and its affiliates, or any other duty he may otherwise have to the Company and its affiliates, while he is employed by the Company. Nothing in Section 6 or 7 shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such Sections. For the avoidance of doubt, to the extent that the Executive is prohibited or otherwise limited from engaging in any activity referred to in paragraphs 7(a) through 7(d) above, the Executive shall not be so prohibited or limited unless he receives, while so prohibited or limited, either the continued payments described in paragraph 4(c)(i) or the Noncompetition Payments.

     8. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 6 or 7 and agrees that the Company, in addition to other remedies



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available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, other equivalent relief, restraining the Executive from any actual or threatened breach of Section 6 or 7.

     9. Defense of Claims. The Executive agrees that, on and after the Effective Date, he will use his reasonable efforts to cooperate with the Company and its affiliates in the defense of any claims that may be made against the Company or its affiliates to the extent that such claims may relate to services performed by him for the Company. To the extent travel is required to comply with the requirements of this Section 9, the Company, shall to the extent possible, provide the Executive with notice at least 10 days prior to the date on which such travel would be required and the Company agrees to reimburse the Executive for all of his reasonable actual expenses associated with such travel or, upon the Executive's request, advance the estimated cost of such travel to the Executive.

     10. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the second business day following deposit in the United States registered or certified mail, return receipt requested, postage prepaid and addressed, in the case of the Company to the following address:

                         Ameritrade Holding Corporation
                         4211 South 102nd Street
                         P.O. Box 3288
                         Omaha, Nebraska  68103-0288

                         Attention:  J. Joe Ricketts


or to the Executive:

                         Joseph H. Moglia
                         183 Washington Avenue
                         Chatham, New Jersey  07928

with copies to
                         Kleinberg, Kaplan, Wolff & Cohen, P.C.
                         551 Fifth Avenue
                         New York, New York 10176

                         Attention:  Fredric A. Kleinberg

or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt.

     11. Withholding. All compensation payable under this Agreement shall be subject to legally required withholding taxes and other employment taxes as required with respect to compensation paid by the Company to the Executive and the amount of such required withholding shall be deducted from such compensation payable hereunder. The Company shall have no obligation to make any additional payments to the Executive or to make the Executive whole for the amount of any required withholding taxes.



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     12.  Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Omaha, Nebraska by three arbitrators. Except as otherwise expressly provided in this Section 12, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association.

     13. Successors. This Agreement shall be binding on, and inure to the benefit of (a) the Company and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company, and
(b) the Executive and his heirs and legal representatives; provided, however, that the services of the Executive are personal and may be provided only by him.

     14. Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Continuation of payments hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

     15. Severability. It is mutually agreed and understood by the parties that should any of the agreements and covenants contained herein be determined by any court of competent jurisdiction to be invalid by virtue of being vague or unreasonable, including but not limited to the provisions of Section 6 or 7, then the parties hereto consent that this Agreement shall be amended retroactive to the date of its execution to include the terms and conditions said court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, said court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that said covenants and/or agreements are enforceable.

     16. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Nebraska, except that all provisions relating to Stock Options and the Company's securities shall be construed in accordance with the laws of the State of Delaware.

     17. Amendment. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person.

     18. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of this Agreement or the Executive's employment with the Company.

     19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both of the parties hereto.



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     20.  Indemnification. Each party shall indemnify the other party against any loss, cost or damages (including reasonable attorney's fees but excluding consequential damages) incurred as a result of such party's breach of any representation, warranty, covenant or agreement in this Agreement, or incurred as a result of the enforcement of this indemnity.

     21. Other Agreements. This Agreement constitutes the sole and complete Agreement between the Company and the Executive and supersedes all other agreements (other than those entered into contemporaneously with this Agreement), both oral and written, between the Company and the Executive with respect to the matters contained herein including, without limitation any severance agreements or arrangements between the parties. No verbal or other statements, inducements, or representations have been made to or relied upon by the Executive. The parties have read and understand this Agreement.

     22. Incentive Plan. Notwithstanding anything in this Agreement to the contrary, the Company's Incentive Plan (as defined in Exhibit A) shall be promptly amended to accommodate this Agreement (including Exhibit A).

     23. Strike Price. In the event of a Change of Control, the option price for the Accelerated Options shall be 80% of the Fair Market Value on the date a letter of intent or agreement is signed, as long as such letter of intent or agreement is signed before the second anniversary of the Effective Date.


     Dated as of the date set forth above.

                                       AMERITRADE HOLDING CORPORATION

                                       By:    /s/ J. Joe Ricketts
                                          --------------------------------------
                                       Its:   Chairman of the Board of Directors

                                                 /s/ Joseph H. Moglia
                                       -----------------------------------------
                                                     JOSEPH H. MOGLIA



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Exhibit A

COMPENSATION

1.   Salary              -      The Executive shall be paid a salary at the rate
                                of $600,000 per annum (payable at the same times the other senior executives are paid their salaries, but not less frequently than every other week).

2.   Bonus               -      The Executive shall be entitled to a bonus in
                                the minimum amount of $600,000 per annum (the
                                "Bonus") and an additional bonus in a maximum amount of $300,000 (the "Performance Bonus"), such Performance Bonus being subject to satisfaction of applicable performance criteria established by Board of Directors of the Company
                                (the "Board") and communicated to the Executive.
                                In no event shall the sum of the Bonus and the Performance Bonus exceed $900,000 per annum. The
                                Bonus shall be payable on each anniversary of the Effective Date and the Performance Bonus, if any, shall be payable on or as soon as practicable after each anniversary of the Effective Date.

3.   Signing Bonus       -      On or as soon as practicable after the first day
                                of the Employment Period, the Executive shall receive a one-time signing bonus equal to $1.3 million.

4.   D&O Insurance       -      The Company shall maintain directors and
                                officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management employees of the Company.
                                Notwithstanding anything herein to the contrary, all such directors and officers liability insurance (and the indemnification provided in Section 5 below) shall cover acts and omissions of the Executive during the Employment Period, and shall continue in effect and cover all claims made after the Executive's Termination
                                Date with respect to such acts and omissions, regardless of the reason for such termination, subject to the terms and conditions of such insurance coverage.

5.   Indemnification     -      The Executive shall be eligible for
                                indemnification by the Company to the fullest extent permitted under the Company by-laws as in effect on the Effective Date. The Company agrees that it shall not take any action that would impair the Executive's rights to indemnification under the Company by-laws, as in effect as of the Effective Date. This provision shall survive the Termination Date.

6.   Vacation            -      The Executive shall be entitled to paid
                                vacations in accordance with the applicable policy of the Company for its senior level executives as in effect from time to time.

7.   Employee Benefits   -      The Executive shall be entitled to participate
                                in all employee pension and welfare benefit plans and programs made available to the Company's senior



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

                                level executives or to its employees generally, subject to the terms and conditions of such plans or programs in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, supplemental life insurance, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Company, however, shall not be required to provide benefits under this paragraph if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described herein, to the extent reasonably determined to be necessary or appropriate by the Company or as required under the terms of the applicable plan or program.

8.   Relocation Costs    -      The Company will promptly reimburse the
                                Executive for the reasonable costs, fees and expenses of his family's relocation from the New
                                York metropolitan area to the Omaha, Nebraska area. Subject to the preceding sentence, the Company will reimburse the Executive for realtor fees incurred by the Executive in the sale of the Executive's present residence, other reasonable closing costs associated with that sale and the purchase of a new residence in Nebraska, reasonable expenses associated with packing and moving of household goods, and reasonable costs incurred in connection with two househunting trips for the Executive and his spouse, which trips may include the Executive's children, and other costs, fees and expenses associated with the move relative to him and his family.

9.   Options             -      The Executive will be awarded stock options
                                ("Stock Options") under the Ameritrade Holding
                                Corporation 1996 Long-Term Incentive Plan (the
                                "Incentive Plan") in accordance with the following:

                                (a)   On or before the Effective Date, the
                                      Executive will be awarded stock options
                                      ("Initial Stock Options") with respect
                                      that number of shares of common stock of the Company ("Common Stock") which is equal to 1 percent of the number of then outstanding shares of Common Stock. The Initial Stock Options shall be granted with an exercise price equal to the Fair Market Value (as defined in the Incentive
                                      Plan) of a share of Common Stock on the
                                      Effective Date, shall vest pro-rata (on a daily basis) over a two year period beginning on the Effective Date (subject to earlier vesting as provided in Section 4 of the Agreement), shall be for a term of 10 years and, once vested, shall be exercisable for the balance of the 10 year term.


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
                                (b)   If the Executive is employed by the
                                      Company as of the first day of the
                                      Subsequent Term, upon the first day of the Subsequent Term the Executive will be awarded stock options ("Subsequent Stock Options") with respect that number of shares of Common Stock which is equal to 2 percent of the number of then outstanding shares of Common Stock. The Subsequent Stock Options shall be granted with an exercise price equal to the Fair Market Value (as defined in the Incentive Plan) of a share of Common Stock on the second anniversary of the Effective Date, shall vest pro-rata (on a daily basis) over a two year period beginning on the first day of the Subsequent Term (subject to earlier vesting as provided in Section 4 of the Agreement), shall be for a term of 10 years and once vested shall be exercisable for the balance of the 10 year term. The Executive shall not have a right to an award of Subsequent Stock Options if he receives an award of Change in Control Options as described in paragraph (c).

                                (c)   Notwithstanding the provisions of
                                      paragraph (b), if a Change in Control
                                      occurs prior to the second anniversary of the Effective Date, while the Executive is employed by the Company and before any notice of termination or non-renewal has been given from one party to the other, or if the Executive's Termination Date occurs under paragraph 4(b) of the Agreement (relating to termination by the Company for reasons other than Cause) the Executive shall be awarded stock options ("Accelerated Options") which, in all respects are the same as the Subsequent Stock Options that would have been awarded to him pursuant to paragraph (b); provided, however, that the Accelerated Options shall be granted as of the date of the Change in Control or the Termination Date, as applicable with an exercise price equal to 80 percent of the Fair Market Value (as defined in the Incentive Plan) of a share of Common Stock on the date of grant. If the Executive is awarded Accelerated Options, his right to an award of the Subsequent Stock Options shall be without force and effect.

10.  Deferred Compensation Plan  -    The Company agrees to pay to the Executive
                                      $15.55 million in accordance with the
                                      provisions of the Deferred Compensation
                                      Plan (the "Ameritrade Holding Corporation
                                      Deferred Compensation Plan"), attached
                                      hereto as Exhibit B.

                                      (i)  The Account under the Deferred
                                           Compensation Plan (as defined in
                                           Exhibit B) will vest upon the second
                                           anniversary of the Effective Date, or
                                           if earlier, upon a Change in Control
                                           or earlier, as provided in Section 4
                                           of the Agreement (the date of vesting
                                           being referred to herein as the
                                           "Vesting Date").

                                      (ii) As defined and administered in
                                           Exhibit B.

EXHIBIT B


AMERITRADE HOLDING CORPORATION DEFERRED COMPENSATION PLAN


The Company Deferred Compensation Plan is effective as of March 1, 2001.

1. DEFINITIONS. When used herein, the following terms have the following meanings:

"Account" means the bookkeeping account established and maintained by the Company for the Participant.

"Account Balance" means the total amount credited to the Participant's Account at any time.

"Accounting Date" means the last day of each calendar quarter or such other date that the Committee may designate.

"Affiliate" means any company controlling, controlled by, or under common control with, the Company.

"Beneficiary" means the beneficiary or beneficiaries designated by the Participant in accordance with Section 9.

"Board of Directors" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the Compensation Committee of the Board of Directors.

"Employment Agreement" means that certain employment agreement between the Participant and the Company, as amended and restated as of the Effective Date.

"Investment Option" means investment alternatives made available from time to time by the Committee for the deemed investment of the Participant's Account Balance.

"Plan" means the Deferred Compensation Plan as set forth herein and as amended from time to time.

"Plan Year" means the 12-month period commencing each January 1 and ending on December 31.

2. PARTICIPATION. The Executive shall participate in the Plan, beginning as of the Effective Date, and no other person shall be entitled to participate in the Plan.

3. CREDITS TO ACCOUNT. The following amounts shall be credited from time to time to the Account of the Executive:

(i) As of the Effective Date, the Deferred Compensation Account shall be credited with the principal sum of $15,550,000; and



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


(ii) Any other amount of salary, bonus or other incentive compensation otherwise payable to the Executive that has BEEN directed by the Board of Directors and the Committee to become part of the plan.

(iii)  Adjustment of Account pursuant to Section 4 below.

4.  INVESTMENT AND ADJUSTMENT OF ACCOUNT

4.1 Investment. Amounts which are credited to the Executive's Account under this Plan shall be deemed to be invested in and among the Investment Options as elected in writing from time to time by the Executive. The Executive may elect to change his deemed investment election no more than once per calendar quarter (effective for future calendar quarters) by written notice from the Executive to the Company no less than two weeks prior to the beginning of the calendar quarter for which the change will be effective (or otherwise in accordance with the procedures established from time to time by the Committee). The Investment Options shall be determined and communicated to the Executive by the Committee; provided, however, that the Investment Options may not be changed retroactively.

4.2  Adjustment of Account. As of each Accounting Date the Executive's Account
     (a) shall be credited with amounts which are to be credited to such Account since the last Accounting Date in accordance with Section 3, (b) shall be debited with any distribution from the Account since the last Accounting Date in such quarter, and (c) shall be credited with earnings (or debited for losses) since the last Accounting Date based on the performance of the Investment Option or Options to which the Executive's Account has been allocated for that calendar quarter. For purposes of determining the amount to be credited under paragraph (c), credits to the Executive's Account pursuant to Section 3 shall be credited or debited as of the date specified by the Board of Directors or Committee and such amounts shall share in earnings and losses from the date as of which the contribution is to be credited and no earnings or losses shall be credited or charged with respect to the amount of any distribution for periods after the Termination Date. The Committee may change the date as of which adjustments are to be made to the Account; provided, however, that in no event shall such adjustments be made less frequently than quarterly.

5.   PAYMENT


5.1  Distribution of Account Balance. Except as otherwise provided in this
     Section 5, the Executive's Account Balance shall be paid to the Executive in accordance with his election pursuant to Section 5.3 hereof, either:

(a) in a single cash lump sum as soon as practicable after the Executive's Termination Date;

(b) or in annual, monthly or quarterly cash installments for a period of up to ten years following the Executive's Termination Date, as elected by the Executive in accordance with the provisions of Section 5.2.

(c) In the event the Executive elects installment distributions pursuant to paragraph (b), the first such installment shall be payable as soon as practicable following the Executive's Termination Date and the amount of each installment shall be determined by dividing the Executive's Account Balance under the Plan as of Termination Date by the number of installments remaining to be paid (including the then current installment).

5.2 Election. The Executive may elect to have his Account Balance distributed in accordance with any one of the distribution alternatives set forth in
     Section 5.1. Such an election must be made in the form designated by the Committee from time to time, must be made no later than July 1, 2001 and shall be irrevocable once filed with the Company; provided, however, that the Executive may file a new election as to the form of payment if such election is filed at least twelve months in advance of the Executive's Termination Date. In the absence of timely election by the Executive pursuant to this Section 5.3, the Executive shall be deemed to have elected distribution in accordance with paragraph 5.2(a).

5.3 Beneficiary Payments. Upon the death of the Executive, the Executive's then remaining Account Balance shall be paid in a single lump sum to the Executive's Beneficiary as soon as practicable following the Executive's death.

6.   SOURCE OF PAYMENT

6.1 All payments provided for under the Plan shall be paid in cash from the general funds of the Company. To the extent that the Executive or any Beneficiary acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of unsecured creditor of the Company.

7.   ADMINISTRATION AND INTERPRETATION OF THE PLAN


7.1 Committee. The Plan shall be administered by the Committee. The Committee shall have full discretion, power and authority to interpret, construe and administer the Plan, to provide for claims review procedures, and to review claims for benefits under the Plan. The Committee's interpretations and constructions of the Plan and the action taken thereunder by the Committee shall be binding and conclusive on all persons and for all purposes.

7.2 Advisors. The Committee shall establish and maintain Plan records and may arrange for the engagement of such accounting, actuarial or legal advisors, who may be advisors to the Company, and make use of such agents and clerical or other personnel as it shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of such advisors engaged by the Committee. The Committee may appoint a subcommittee to assist it in carrying out its administrative duties under the Plan.


8.   AMENDMENT AND TERMINATION


8.1 Amendment and Termination. The Plan may be amended, suspended or terminated in whole or in part, by the Board of Directors, but no such action shall retroactively impair or otherwise adversely affect the rights of any person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Board of Directors.

9.   DESIGNATION OF BENEFICIARIES


9.1 Beneficiary Designation. The Executive shall file with the Company a written designation of one or more persons or trusts as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. The Executive may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filling new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Executive's death, and in no event shall it be effective as of a date prior to such receipt.

9.2 Estate. If no such Beneficiary designation is in effect at the time of the Executive's death, or if no designated Beneficiary survives the Executive, or if such designation conflicts with law, the Executive's estate shall be deemed to have been designated his Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon his death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be complete discharge of the liability of the Plan and the Company therefor.

10.  GENERAL PROVISIONS

10.1 No Right of Employment. Neither the Plan nor any action taken hereunder shall be construed as giving to the Executive the right to be retained in the employ of the Company or any of its Affiliates or as affected in the right of the Company or such Affiliate to dismiss the Executive for any reason.

10.2 Not Assignable. No right to any amount payable at any time under the Plan may be assigned, transferred, pledged, or encumbered, either voluntarily or by operation of law, except as provided expressly herein as to payments to a Beneficiary or as may otherwise be required by law.

10.4 Captions. The captions preceding the sections and articles hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan.